Exhibit 99.1


Press Contact:      Jeffrey J. Leebaw   732-524-3350

                                  FOR IMMEDIATE RELEASE

      William D. Perez of Wm. Wrigley Jr. Company
   Appointed to Johnson & Johnson Board of Directors


     New Brunswick, NJ (June 12, 2007) - Johnson &
Johnson (JNJ: NYSE) today announced that its Board of Directors has unanimously appointed William D. Perez,
President and Chief Executive Officer of the Wm.
Wrigley Jr. Company, as a Director of Johnson &
Johnson, the world's most broadly based health care products company.

     Mr. Perez became President and Chief Executive
Officer of the Wm. Wrigley Jr. Company, a leading
global confectioner and the world's largest
manufacturer and marketer of chewing gum, in October,
2006.   Before joining Wrigley, he served as President
and Chief Executive Officer of Nike, Inc.  Previously,
Mr. Perez spent 34 years with SC Johnson, including eight years as President and Chief Executive Officer of the privately-held global consumer products company.

     "Bill's vast and diverse experience in leading
global consumer businesses will be invaluable,
particularly to the continuing growth of our premier
consumer health care business," said William C. Weldon,
Chairman and Chief Executive Officer of Johnson &
Johnson.   "We look forward to Bill's keen insights and
business perspectives, and we welcome him to the Board."

      Mr. Perez received his bachelor of arts degree in government from Cornell University and a graduate degree from the American Graduate School of International Management. He serves on the Board of Directors for Hallmark Cards, Inc., the Grocery
Manufacturers Association and Cornell University
Council.

     Johnson & Johnson is the world's most
comprehensive and broadly based manufacturer of health care products, as well as a provider of related services, for the consumer, pharmaceutical, and medical devices and diagnostics markets. The more than 250
Johnson & Johnson operating companies employ approximately 121,000 men and women in 57 countries and sell products throughout the world.

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